Exhibit 14

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 27, 2023, with respect to the financial statements of Barrow Hanley Emerging Markets Value Fund, Barrow Hanley International Value Fund, Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund, and Barrow Hanley US Value Opportunities Fund (seven of the funds comprising The Advisors’ Inner Circle Fund III), incorporated herein by reference, and to the references to our firm under the heading “Independent Registered Public Accounting Firm”, “Financial Highlights”, “Representations and Warranties by the Target Trust” and “Appendix B - Target Funds Financial Highlights” in the Form N-14 Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 15, 2024